Exhibit 21.1

Subsidiaries of Rekor Systems, Inc.

Legal Name of Subsidiary	Jurisdiction of Organization
Rekor Recognition Systems, Inc.	Delaware
Rekor Public Safety Network, LLC	Delaware
Firestorm Franchising, LLC	Delaware
Firestorm Holdings, LLC	Delaware
Firestorm Solutions, LLC	Delaware
Global Public Safety, LLC (19.99% ownership)	Delaware
Columbia Gateway Investors, LLC	Delaware
OpenALPR Software Solutions, LLC	Delaware
Ollie Dee LLC	Delaware
Roker, Inc. (50% ownership)	Delaware
Waycare Technologies Ltd.	Israel
Waycare Technologies Inc.	Delaware
Southern Traffic Services, Inc.	Florida